Exhibit 99.1

September 29, 2006

Dear Valued Main Street Customer,

I am pleased to announce that Main Street Trust, Inc. and First Busey Corporation have agreed to join forces and merge the operations of our financial companies. Because you are a valued Main Street customer, I wanted to personally inform you of this exciting merger between the two finest financial institutions in central Illinois.

It is anticipated that the transaction agreement will close in mid-2007, subject to regulatory approval. In the fall of 2007 the two banks will merge under Busey Bank’s state bank charter, and the bank name will remain Busey Bank. Following the merger, we will be able to offer you the convenience of 45 full-service banking centers and 125 ATM locations throughout central Illinois.

How will this merger benefit you?

• Renewed commitment to maintain a strong, locally focused banking company in your community

• Convenience of local decision making

• Expanded range of financial products and services from which to choose and enhanced delivery of these products

• Expanded access to banking centers

• Increased lending limits

• Enhanced investment and wealth management services

• More “surcharge-free” ATMs

Also, with regards to FDIC insured deposits, we want to emphasize that when two or more insured banks merge, the deposits from the assumed bank continue to be insured separately for at least six months after the merger. This grace period gives a depositor the opportunity to restructure his or her accounts, if necessary.

Additionally, we are working hard to provide you surcharge-free access to this expanded network of ATMs before the merger takes place. As soon as this is accomplished we will notify you.

If you have additional questions, feel free to contact any of our financial services professionals. Again, we thank you for your business and appreciate the trust you have placed in our associates and Main Street Trust, Inc.

Sincerely,

Van A. Dukeman
President & CEO
Main Street Trust, Inc.